Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Second Quarter Cash Dividend of $0.06 per Share

SACRAMENTO, California, June 16, 2021 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.829 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced that the Board of Directors has authorized a cash dividend of $0.06 per share for the 2021 second quarter.

The $0.06 per share quarterly cash dividend will be paid to shareholders of record as of June 29, 2021 and is payable on July 9, 2021.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the wine region north of San Francisco. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959